Exhibit 99.1

               ITT NAMES JANICE KLETTNER CHIEF ACCOUNTING OFFICER

    WHITE PLAINS, N.Y., May 23 /PRNewswire-FirstCall/ -- ITT Industries, Inc. (NYSE: ITT) today announced the appointment of Janice Klettner to the position of Chief Accounting Officer of the Corporation. In this role, Klettner is responsible for all accounting, internal controls and financial reporting policies, and external financial reports and compliance. She reports to ITT's Chief Financial Officer George Minnich.

    (Photo:  http://www.newscom.com/cgi-bin/prnh/20060523/NYTU032 )

    Klettner joins ITT from Avon Products, where she was Vice President, Corporate Controller and Vice President Enterprise Risk Management. She began her career at Coopers & Lybrand, LLP. She then moved to Avon where she held various financial positions of increasing responsibility within accounting, financial planning, forecasting, treasury and process redesign.

    She earned a B.S. in Accounting and Computer Information Systems from Manhattan College and is a Certified Public Accountant.

    About ITT

    ITT Industries, Inc. (http://www.itt.com) supplies advanced technology products and services in key markets including: fluid and water management including water treatment; defense communication, opto-electronics, information technology and services; electronic interconnects and switches; and other specialty products. Headquartered in White Plains, NY, the company generated $7.4 billion in 2005 sales. In addition to the New York Stock Exchange, ITT Industries stock is traded on the Pacific, Paris, London and Frankfurt exchanges.

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SOURCE  ITT Industries, Inc.
    -0-                             05/23/2006
    /CONTACT: Tom Glover of ITT Industries, Inc., +1-914-641-2160, tom.glover@itt.com /
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20060523/NYTU032
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.itt.com /
    (ITT)